Exhibit 99.1

CONTACTS:
Andrew W. Hasley	Timothy K. Zimmerman	Susan A. Parente
President	Senior Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer
412.856.0363	412.856.0363	412.856.0363

RELEASE DATE: February 15, 2021

STANDARD AVB FINANCIAL CORP. ANNOUNCES REVISED EARNINGS FOR THE

QUARTER AND YEAR ENDED DECEMBER 31, 2020

Monroeville, PA – February 15, 2021 – Standard AVB Financial Corp. (Nasdaq: STND) (the “Company”), the holding company for Standard Bank (the “Bank”), announced today an increase to its previously reported earnings for the quarter and year ended December 31, 2020. Net income for the quarter and year ended December 31, 2020 were $2.4 million, or $0.53 per basic share, and $6.9 million, or $1.52 per basic share, respectively. Excluding the after tax impact of the merger-related expenses, net income would have been $3.0 million, or $0.64 per basic share for the quarter ended December 31, 2020 and $7.9 million, or $1.74 per basic share, for the year ended December 31, 2020. The Company’s annualized return on average assets and average equity were 0.92% and 6.73%, respectively, (1.11% and 8.13%, respectively, excluding the merger-related expenses) for the quarter ended December 31, 2020 and 0.67% and 4.85%, respectively, (0.77% and 5.55%, respectively, excluding merger-related expenses) for the year ended December 31, 2020.

On January 28, 2021, the Company announced quarterly and year to date net income of $2.0 million and $6.5 million, respectively. The Company has revised its net income as a result of a review of its tax treatment of certain stock option exercises in connection with the Company’s pending merger with Dollar Mutual Bancorp. That review was completed subsequent to the January 28, 2021 earnings release. Further information regarding the Company’s taxes will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 which will be filed with the U.S. Securities and Exchange Commission on March 31, 2021.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Standard AVB Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

Noninterest expense, net income, basic earnings per share, diluted earnings per share, return on average assets and return on average equity excluding merger-related expenses are all non-GAAP measures.  The following table reconciles noninterest expense to noninterest expense excluding merger-related expenses and net income to net income excluding merger-related expenses.  Additionally, basic earnings per share, diluted earnings per share, return on average assets and return on average equity utilizing both net income and net income excluding merger-related expenses are presented for the respective periods:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Noninterest Expense (GAAP)	$5,928	$5,542	$22,604	$21,625
Merger-related expenses (GAAP)	(522)	-	(1,075)	-
Noninterest expense, excluding merger-related expenses	$5,406	$5,542	$21,529	$21,625

Net Income (GAAP)	$2,448	$2,075	$6,932	$8,806
After tax merger-related expenses (GAAP)	508	-	1,005	-
Net income, excluding merger-related expenses	$2,956	$2,075	$7,937	$8,806

Earnings Per Share - Basic
GAAP	$0.53	$0.46	$1.52	$1.91
Excluding merger-related expenses	$0.64	n/a	$1.74	n/a

Earnings Per Share - Diluted
GAAP	$0.53	$0.45	$1.50	$1.90
Excluding merger-related expenses	$0.64	n/a	$1.71	n/a

Average Assets (GAAP)	$1,058,973	$990,310	$1,031,734	$983,042

Return on Average Assets
GAAP	0.92%	0.83%	0.67%	0.90%
Excluding merger-related expenses	1.11%	n/a	0.77%	n/a

Average Equity (GAAP)	$144,321	$140,901	$142,984	$140,189

Return on Average Equity
GAAP	6.73%	5.84%	4.85%	6.28%
Excluding merger-related expenses	8.13%	n/a	5.55%	n/a

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible book value divided by period-end common shares outstanding.  The following tables reconcile book value and book value per share to tangible book value and tangible book value per share for the periods indicated:

	December 31, 2020	December 31, 2019
Total Stockholders' Equity (GAAP)	$145,951	$141,848
Goodwill and Other Intangible Assets, Net	(27,247)	(27,717)
Tangible Book Value	$118,704	$114,131

Common Shares Outstanding	4,773,995	4,689,354

Book Value Per Share (GAAP)	$30.57	$30.25
Goodwill and Other Intangible Assets, Net Per Share	(5.71)	(5.91)
Tangible Book Value Per Share	$24.86	$24.34)